Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

reAlpha Tech Corp.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(c) and (h)	4,000,000	(2)	$1.29	(3)	$5,160,000	$0.00014760	$761.62	(3)
	Total Offering Amounts							$5,160,000
	Net Fee Due									$761.62

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Represents shares of the Registrant’s Common Stock that may be issued under the Registrant’s 2022 Equity Incentive Plan (as amended, the “2022 Plan”).

(3)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $1.29 per share represents the average high and low sales prices of the Common Stock as quoted on the Nasdaq Capital Market on March 19, 2024.